QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

April 28, 2005

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Overstock.com, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about April 28, 2005 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to a maximum of 3,000,000 shares (the "Shares") of Common Stock, par value $0.0001 per share ("Common Stock"), of the Company under the Overstock.com 2005 Equity Incentive Plan (the "Plan"). The actual number of shares of Common Stock that may be issued under the Plan may not exceed 1,184,158 shares, subject to adjustments specified in the Plan, and may not exceed 3,000,000 shares under any circumstance.

        In connection with the opinion set forth below, we have examined (i) the Registration Statement; and (ii) certain resolutions of the Board of Directors of the Company in connection with the issuance and sale of the Shares pursuant to the Plan. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as copies; and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

        Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we advise you that, in our opinion, the Shares have been duly authorized and, when issued and sold in the manner described in the Plan and pursuant to an agreement that will accompany each grant under the Plan and requiring payment to the Company of at least the par value of the shares being issued, the Shares will be validly issued, fully-paid and non-assessable.

        The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant federal law of the United States of America. We express no opinion with respect to the law of any other jurisdiction. We are not admitted to the practice of law in the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ BRACEWELL & GIULIANI LLP
BRACEWELL & GIULIANI LLP

QuickLinks

  Exhibit 5.1